EXHIBIT 13.20

Name: Commercial Real Estate: 1 | Stock Market: 0

Type: Email

Platform: Email

Date Posted/Sent: 17JUN2022

Hey,

At ADPI Capital™ we’ve been watching the markets closely and have summarized the state of the impending bear market, which is indicative of a recessionary period below:

Fact #1

The consumer price index (CPI) which is the closest measure of inflation rose to 8.6% in May - that’s the highest it’s been since 1981

Fact #2

The S&P 500, an index representing 500 of the largest public companies in the United States, is down 23% in 2022

Fact #3

Over the past year, Bitcoin, the “gold standard” of the crypto markets has fallen 45.15%

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Fact #4

According to the National Council of Real Estate Investment Fiduciaries (NCREIF), Property Index, commercial real estate investments have an annual average return of 12.7%

In fact, as the Fed continues to raise interest rates to address rising inflation we expect housing market demand to slow as many buyers become priced out - especially as home prices remain high.

This means that more Americans will be forced to RENT which is great for commercial real estate operators everywhere. More demand and limited supply equate to stronger rent growth in emerging submarkets nationwide.

If you’re looking for diversification, look no further than ADPI Capital™ and Equity Fund 1™

By removing the barriers to entry like accreditation status, high minimum investments, and investment return-sucking fees, we’ve armed the military community with the solution to fight inflation and preserve long- term wealth.

Below are the instructions on how you can get registered

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It all starts by creating your secure profile on our Investor Portal (~2 minutes)

Follow the steps below to create your profile, register your interest, and get on the Official Investor Waitlist for ADPI Capital™ and Equity Fund 1™

Get Started Now!

Cheers,

Kevin Brenner

Director of Investor Relations, ADPI Capital™

Host, ADPI Podcast

invest@adpicapital.com

The information provided herein does not, and is not intended to, constitute legal advice; instead, all information, content, and materials are for general informational purposes only. Information contained herein may not constitute the most up-to-date legal or other information. Readers should contact their attorney to obtain advice with respect to any particular legal matter. No reader should act or refrain from acting on the basis of    information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent into the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund’s offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund’s offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC. Visit https://bit.ly/39zVgPa to review our preliminary offering circular.

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